Exhibit 10.24

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 1st day of September, 2003 (“Agreement”), between the Board of Trade of the City of Chicago, Inc., a Delaware nonstock corporation, with its principal office at 141 West Jackson Boulevard, Chicago, Illinois 60604 (the “CBOT”), and Bernard Dan (“Executive”).

In consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The CBOT shall employ Executive, and Executive hereby agrees to accept employment with the CBOT, upon the terms and conditions set forth in this Agreement for the period beginning as of the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties. During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the CBOT, subject to the (i) amended and Restated Certificate of Incorporation of the CBOT, as amended, (ii) Amended and Restated Bylaws of the CBOT, as amended (the “Bylaws”), and (iii) Rules and Regulations of the CBOT, as amended.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s annual base salary shall be $800,000.00 through December 31, 2003, $900,000.00 through December 31, 2004, $950,000.00 through December 31, 2005 and $1,000,000.00 through December 31, 2006 or such other higher rate as the Board may determine from time to time (as increased, and not decreased, from time to time, the “Base Salary”), which salary shall be payable by the CBOT in regular installments in accordance with the CBOT’s general payroll practices for senior executive employees. In addition, during the Employment Period, Executive shall be entitled to participate in all of the CBOT’s employee benefit programs for which senior executive employees of the CBOT are generally eligible, and Executive shall be entitled to five (5) weeks of paid vacation each year.

(b) In addition to Base Salary, the CBOT shall pay to Executive a cash bonus (the “Performance Bonus”) following the end of each calendar year during the Employment Period. The amount of such Performance Bonus shall be determined by the Board of Directors of the CBOT (the “Board”) based upon Executive’s performance and the CBOT’s operating results during the year. The amount of the Performance Bonus for specified periods, however, shall not be less than the amounts set forth below. For the year ending December 31, 2003, such Performance Bonus shall be $500,000.00 ($300,000.00 of which shall be considered a Sign On Bonus) payable upon execution of this Agreement; provided, however, that if Executive voluntarily terminates his employment with the CBOT under this Agreement prior to March 31, 2004, Executive upon such termination shall repay the CBOT the $300,000.00 Sign On Bonus. For the year ending December 31, 2004, the Performance Bonus shall be not less than $200,000.00. For the year ending December 31, 2005, the Performance Bonus shall be not less than $300,000.00. For the year ending December 31, 2006, the Performance Bonus shall be not less than $400,000.00. Other than the payment due hereunder on execution of this agreement, any Performance Bonus awarded to Executive shall be determined and paid thirty (30) days after the close of the year in which the Performance Bonus was earned.

(c) The CBOT will pay Executive retirement benefits determined under the terms of the CBOT’s regular qualified retirement plans (the “Qualified Plans”), the non-qualified CBOT Deferred Compensation Plan (the “Deferred Compensation Plan”) and such other non-qualified plans or arrangements as the Board may from time to time adopt for the benefit of senior executive employees of the CBOT (“Other Plans” and together with the Deferred Compensation Plan, “Non-Qualified Plans”).

(d) The CBOT shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties and responsibilities under this Agreement, which are consistent with the CBOT’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the CBOT’s requirements with respect to reporting and documentation of such expenses. In addition, the CBOT will reimburse Executive for reasonable legal and other professional services expenses incurred by Executive as a result of negotiating and documenting Executive’s employment arrangements with the CBOT as soon as reasonably practicable following receipt of a written bill or invoice for services performed in form reasonably satisfactory to the CBOT.

4. Term: Termination.

(a) Unless extended by the mutual written agreement of the parties or sooner terminated as provided herein, the term of Executive’s employment hereunder (the “Employment Period”) shall commence on the date hereof and shall terminate on December 31, 2006. It shall be extended for successive two (2) year terms upon written notice from the CBOT to Executive not later than six (6) months prior to the expiration of the initial or any successive term of the Agreement. If the term of this Agreement is extended beyond December 31, 2006, Executive’s Base Salary shall be $1,200,000.00 and Executive’s minimum Performance Bonus shall be $500,000.00 per year for each successive year or such other sum as the CBOT and Executive may agree to in writing.

(b) The Employment Period and Executive’s right to any Base Salary and Performance Bonus shall be terminated as follows: (i) upon the death of Executive; (ii) upon the Permanent Disability (hereinafter defined) of Executive; (iii) upon ten (10) days’ prior written notice by the CBOT to Executive; (iv) upon ten (10) days’ prior written notice by Executive to the CBOT; and (v) upon the expiration of the term of Executive’s employment hereunder as provided in subsection (a) of this Section 4. In the event the Employment Period is terminated because of the death or Permanent Disability of Executive, Executive (or his estate) shall be paid, within ten (10) days after his death or the determination of Permanent Disability, the Termination Amount, as defined below. In the event the Employment Period is terminated by the CBOT, Executive shall be paid the Termination Amount. In the event the Employment Period is voluntarily terminated either by Executive or because of the expiration of the term, the Executive shall be paid an amount equal to one-third (1/3) of the Termination Amount, with such payment to be made within ten (10) days of the termination. Notwithstanding any other provisions of this Agreement and for the avoidance of doubt, the CBOT agrees that it will not terminate Executive’s employment without giving him the notice required above and further agrees that no such notice will be effective until the Termination Amount has been paid to Executive. The “Termination Amount” is the amount of Base Salary and minimum Performance Bonus that would have been paid to Executive had he remained employed by the CBOT under this Agreement for eighteen (18) months after the date that Executive’s employment with the CBOT is terminated. Any calculation of the Termination Amount shall include the upward adjustments in Base Salary and minimum Performance Bonus provided for in this Agreement. If the eighteen (18) month period to be used to calculate the Termination Amount shall extend beyond the point when the Employment Period would otherwise have been terminated because of the failure of the parties to extend the Employment Period when it was due to expire, the parties shall nonetheless be deemed to have extended the Employment Period (without a reduction in the Base Salary or minimum Performance Bonus) for as many additional months as are necessary to complete the calculation.

(c) For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred upon the first to occur of the following events: (i) if Executive, as a result of a mental or physical condition, injury, sickness or incapacity, has become incapable of satisfactorily (as determined by the Board) discharging the essential functions of Executive’s duties for one hundred twenty (120) consecutive days during any period of twelve (12) consecutive months; or (ii) the adjudication of such Executive as an incompetent or disabled person by a court of competent jurisdiction.

In the event of any dispute regarding the existence of Executive’s Permanent Disability hereunder, the matter will be resolved by the determination of a majority of three physicians qualified to practice medicine in Illinois, one to be selected by each of Executive and the CBOT, and the third to be selected by the two designated physicians. For this purpose, Executive will submit to appropriate medical examinations by the doctors making the determination of Permanent Disability under this Section 4(c), and Executive hereby authorizes the disclosure and release to the CBOT of such determination and all supporting medical records, which the CBOT will hold in the strictest confidence. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 4(c), for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 4(c).

(d) Except as provided in Section 4(b), Executive’s Base Salary, Performance Bonus and accrual of, or participation in plans providing for any other benefits under this Agreement, will cease at the effective date of the termination of the Employment Period, and Executive will be entitled to accrued benefits pursuant to such plans only as provided in such plans or as required by law. Executive will be entitled to receive, as of the effective date of the termination, payment for any vacation, holiday, sick leave, or other leave unused on the date the Employment Period is terminated in accordance with established CBOT policies.

5. Confidential Information. Executive acknowledges that certain information, observations and data (including, for example, trade secrets, strategic or operational plans, ideas for new products, proposals to establish affiliations with other entities, employment information about CBOT employees and other, similar secret, valuable or confidential information) obtained by him while employed by the CBOT and concerning the business or affairs of the CBOT and its subsidiaries (the “Companies”) (“Confidential Information”) are the property of the CBOT. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the CBOT at the termination of his employment by the CBOT, or at any other time the CBOT may request, all memoranda, notes, plans, records, reports, computer tapes, printout and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the CBOT, which he may then possess or have under his control.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Companies actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the CBOT (“Work Product”) belong to the CBOT. Executive shall promptly disclose such Work Product to the Board and, at the CBOT’s expense perform all actions reasonably requested by the

Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

In accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat Chap. 140, § 301 et seq. (1983), Executive is hereby advised that this Section 6 regarding the CBOT’s ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Companies are used and which are developed entirely on Executive’s own time, unless (i) the invention relates to the business of the Companies’ or to the Companies’ actual or demonstrably anticipated research or development or (ii) the invention result from any work performed by Executive for the Companies.

7. Non-Compete, Non-Solicitation

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the CBOT he shall become familiar with the Companies’ trade secrets and with other Confidential Information concerning the Companies and that his services shall be of special, unique and extraordinary value to the CBOT. Therefore, Executive agrees that during the Employment Period, and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business with a “Competitor.” “Competitor”, for purposes of this Agreement, means the Chicago Mercantile Exchange, the Chicago Board of Options Exchange, the Board of Trade Clearing Corporation, the Options Clearing Corporation, the London Clearing House, Brokertec, Eurex, Euronext and any entity owned or controlled by any of these entities. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. Notwithstanding the foregoing provisions, if the Employment Period is terminated pursuant to Section 4(b)(iv) or Section 4(b)(v) hereof, the Non-Compete Period shall be six (6) months rather than one (1) year.

(b) During the Noncompete Period, Executive shall not for the benefit of any Competitor directly or indirectly through person or entity (i) induce or attempt to induce any employee of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between the Companies and any employee thereof, (ii) hire any person who was an employee of the Companies at any time during the Noncompete Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Companies to cease doing business with the Companies, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Companies.

(c) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the CBOT shall be entitled to, and Executive hereby consents to, the entry of a court order for specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive and the CBOT acknowledge that the harm to the CBOT from such a breach or threatened breach is difficult to ascertain in pecuniary terms, and, accordingly, Executive agrees to pay to the CBOT, and the CBOT agrees to accept, as liquidated damages for any such breach a sum of money equal to two (2) times the amount of the termination benefits that were paid to Executive pursuant to Section 4(b) hereof. In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

8. Defense of Claims and Indemnity.

(a) During the Employment Period, and continuing after the termination of Executive’s employment by the CBOT for a period of two (2) years, Executive shall reasonably cooperate with the CBOT at its request in the defense or prosecution of any claim that may be made by or against the Companies. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same or otherwise cooperating with the CBOT as determined to be necessary by the CBOT at its sole discretion, for the defense or prosecution of a claim. During the two (2) year period after termination of Executive’s employment by the CBOT, the CBOT shall reimburse Executive for all reasonable expenses in connection therewith, including travel expenses, and shall compensate him at a daily rate equal to his Base Salary on the date the Employment Period terminated, divided by 200, with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to Executive. To the extent reasonably practicable, the CBOT shall provide Executive with notice at least ten (10) days prior to the date on which any such travel is required.

(b) Executive shall be indemnified by the CBOT against liability as an officer of the CBOT as, and to the extent, provided for in the Bylaws, provided that Executive’s right to indemnification shall not, in any event, result in a benefit to Executive that is less than provided by the Bylaws in effect on the date of this Agreement.

9. Trading Prohibition. The trading prohibitions contained in the CBOT’s Personnel policies and Procedures Manual shall apply to Executive during the Employment Period.

10. Survival Independent Provisions. Sections 4, 5, 6, 7 and 8 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period. Executive’s covenants in Sections 5, 6, 7 and 8, are independent covenants and the existence of any claim by Executive against any of the Companies under this Agreement or otherwise will not excuse Executive’s breach of any covenant in Sections 5, 6, 7 and 8. The CBOT’s obligations to pay Base Salary, minimum Performance Bonus and specified termination payments are independent obligations, and the failure of the CBOT to make any such payments in a timely manner will (after ten (10) days prior written notice from Executive the CBOT) relieve Executive of his obligations under Section 7 hereof.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated.

Notices to Executive:

Bernard Dan		Bernard Dan
President and Chief Executive Officer	and	309 N. Montclaire Avenue
Board of Trade of the City of Chicago, Inc.		Glen Ellyn, IL 60137
141 West Jackson Boulevard
Chicago, Illinois 60604

With a copy to:

John F. Adams, Esq.
Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606-6473

Notices to the CBOT:

Carol A. Burke, Esq.
Executive Vice President and General Counsel
Board of Trade of the City of Chicago
141 West Jackson Boulevard
Chicago, Illinois 60604

With a copy to:

Garrett B. Johnson, Esq.
Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601

or such other address to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given the second business day after it has been so delivered, sent or mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any jurisdiction, but this Agreement shall be reformed, construed and enforce in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the CBOT and their respective heirs, successors and assigns, except that neither party may assign their rights or delegate their duties or obligations hereunder without the prior written consent of the other party. The consummation of the transactions contemplated by the CBOT’s proposal restructuring shall not be deemed to be an assignment for purposes of this Agreement.

17. Choice of Law. All issues and questions concerning the construction validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the CBOT (as approved by the Board) and Executive.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

By:	/s/ Charles P. Carey
Charles P. Carey, Chairman

EXECUTIVE

/s/ Bernard Dan
Bernard Dan

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